Date:   July 31, 1996                                     FOR IMMEDIATE RELEASE

From:    IntraNet Solutions, Inc.
         9625 West 76th Street
         Suite 150
         Eden Prairie, MN 55344
         Jeff Sjobeck, Chief Financial Officer
         (612) 903-2000

                        MACGREGOR SPORTS AND FITNESS AND
                        INTRANET INTEGRATION GROUP, INC.
                           ANNOUNCE CLOSING ON MERGER


         Eden Prairie, Minnesota; July 31, 1996. MacGregor Sports and Fitness, Inc., a Minnesota corporation ("MacGregor") (formerly Nasdaq: MACG) and IntraNet Integration Group, Inc., a Minnesota corporation ("IntraNet"), announced today that they had closed and completed the previously announced merger between the parties. At a Special Meeting of MacGregor shareholders held in Minneapolis yesterday, MacGregor shareholders approved six proposals, including: (i) the sale of MacGregor's existing business (related to the rights to use the MacGregor trademark and various related trademarks) to Hutch Sports USA, Inc., a subsidiary of Roadmaster Industries, Inc.; (ii) an Agreement and Plan of Merger whereby IntraNet was merged into a wholly-owned subsidiary of MacGregor; (iii) the Amendment and Restatement of MacGregor's existing Articles of Incorporation, including the change of MacGregor's name to IntraNet Solutions, Inc. ("IntraNet Solutions"); (iv) the election of a newly-constituted IntraNet Solutions Board of Directors consisting of: Robert F. Olson, Jeffrey J. Sjobeck, Henry Fong, Ronald E. Eibensteiner and David D. Koentopf; (v) the adoption and ratification of an IntraNet Solutions Stock Option Plan; and (vi) the ratification and appointment of Lund Koehler Cox & Company, PLLP as IntraNet Solution's independent auditors. Management of IntraNet Solutions will be comprised of the management of the continuing business of IntraNet.

         Robert F. Olson, CEO of IntraNet Solutions, said of the merger, "We are pleased that the transaction with MacGregor has successfully closed and we are looking forward to bringing value to our public company shareholders." Henry Fong, Chairman of MacGregor, stated that, "We are very excited about the merger with IntraNet and the talents and resources that Robert Olson and his management team bring to IntraNet Solutions and the marketplace."

         The transaction between MacGregor and IntraNet was a tax-free reorganization whereby the existing shareholders of IntraNet received approximately 1.73 MacGregor Common Shares in exchange and conversion for each share of IntraNet Common Stock held on the Effective Date of the merger. At closing, IntraNet Solutions had approximately 30,000,000 Common Shares outstanding and is traded on the Nasdaq Small Cap(TM) Market under the symbol "INRS." In connection with the merger, IntraNet Solutions also changed its fiscal year end to March 31 to coincide with the fiscal years of its operating subsidiaries.

         As a result of the transaction, IntraNet Solutions, Inc. has three distinct business groups including: (1) IntraNet Integration Group, Inc. (providing open, client-server products to assist companies in managing their intellectual capital, including hardware and software products, as well as installation, support, and educational services); (2) IntraNet Distribution Group, Inc. (offering customers various services for off-site electronic document warehousing, electronic demand publishing and multiple methods of digital distribution of information); and (3) IntraNet Professional Services Group, Inc. (providing assistance with product development, project management, and customized software applications).

         IntraNet Solutions, a Minneapolis-based technology company, is focused on assisting large companies in designing and implementing open, integrated solutions for managing and distributing business-critical information across and outside their enterprises. In addition to its principal executive offices in Minneapolis, Minnesota, IntraNet Solutions has sales offices in Boston, Denver, Milwaukee and Phoenix and independent sales representation in Atlanta and distribution group facilities in Minneapolis, Boston and Denver.

         For additional information contact Mr. Robert F. Olson, Chief Executive Officer or Mr. Jeffrey J. Sjobeck, Chief Financial Officer, at:

                            IntraNet Solutions, Inc.
                              9625 West 76th Street
                                    Suite 150
                             Eden Prairie, MN 55344
                              Phone: (612) 903-2000
                               Fax: (612) 829-5424